As filed with the Securities and Exchange Commission on November 19, 2020

Registration No. 333-222892

Registration No. 333-231745

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-222892)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-231745)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

FTS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	30-0780081
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

777 Main Street, Suite 2900 Fort Worth, Texas (Address of principal executive office)	76102 (Zip code)

FTS International, Inc. 2018 Equity and Incentive Compensation Plan

FTS International, Inc. Amended and Restated 2018 Equity and Incentive Compensation Plan

(Full Title of the Plans)

Michael J. Doss

Chief Executive Officer
FTS International, Inc.
777 Main Street, Suite 2900
Fort Worth, Texas, 76102

(Name and address for agent of service)

(817) 862-2000

(Telephone number, including area code, of agent for service)

Copy To:

Charles T. Haag

Justin S. Reinus

Winston & Strawn LLP

2121 N. Pearl Street, Suite 900

Dallas, Texas 75201

(214) 453-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

FTS International, Inc., a Delaware corporation (the “Company”), is filing these Post-Effective Amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), which have been previously filed by the Company with the Securities and Exchange Commission (the “Commission”), to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof under:

•                  Registration Statement No. 333-222892, filed with the Commission on February 6, 2018, registering 141,027 shares (adjusted for the Company’s reverse stock split) of common stock, par value $0.01 per share (“Common Stock”), of the Company under the FTS International, Inc. 2018 Equity and Incentive Compensation Plan; and

•                  Registration Statement No. 333-231745, filed with the Commission on May 24, 2019, registering 180,000 shares (adjusted for the Company’s reverse stock split) of Common Stock under the FTS International, Inc. Amended and Restated 2018 Equity and Incentive Compensation Plan.

As previously disclosed, on September 22, 2020, the Company and certain of its subsidiaries filed petitions for voluntary relief (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Court”). The Court has approved joint administration of the Chapter 11 Cases under the caption In re FTS International, Inc., et al.

As a result of the Chapter 11 Cases, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration by means of the Post-Effective Amendments all of such securities registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statements.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on this 19th day of November, 2020.

FTS INTERNATIONAL, INC.

By:	/s/ Jennifer Keefe
Name: Jennifer Keefe
Title: Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

Note: No other person is required to sign the Post-Effective Amendments to the above-referenced Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.

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